Exhibit 99.1

United States Oil and Gas Corp Reports 2010 Financial Results

AUSTIN, TX, April 19, 2011 -- United States Oil and Gas Corp, listed on the OTCQB (OTCQB: USOG), today announced the filing of its Annual Report on Form 10-K for the year ended December 31, 2010 and its financial results for the fiscal year and quarter ended December 31, 2010. Results reflect the consolidated performances of the Company’s two wholly owned operating subsidiaries, Turnbull Oil, which was acquired in May 2009, and United Oil & Gas, Inc., which was acquired in January 2010.

The Company reported 2010 revenue of $24.7 million, a 163% increase compared to $9.4 million in sales for 2009. Net loss in 2010 of $1.3 million includes accretion expense on derivative instruments of approximately $170,000 and loss on conversion of debt in the amount of $580,000. Liabilities and expenses during 2009 were adjusted from the previously reported results for the purchase allocation of Turnbull Oil and the booking of derivative liabilities and accretion expense. The adjusted items with the biggest impact were the addition of $862,000 in derivative liability, expense from the accretion of derivative liabilities of $704,000, and gain from debt conversion of $72,000. As a result, the revised net loss for 2009 was approximately $1.5 million, an increase of 75% over the previously reported 2009 loss.

CEO Alex Tawse commented, “We are satisfied with our revenue growth in 2010. Performance at an operational level was good and the Company will continue its efforts to reduce debt and improve operating efficiencies. The losses are largely a function of accounting adjustments that relate to non-cash items.”

The limited information contained in this press release is not adequate information upon which to make an informed investment decision. Additional information regarding our fourth quarter and twelve month performance is available in our Annual Report on Form 10-K which we filed with the SEC, and may be found at www.sec.gov. This document will also be available on our website at www.usaoilandgas.com

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services and technology company headquartered in Austin, Texas. Through our subsidiaries, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own all of the plant storage, transportation and maintenance equipment used at our locations in Plainville, Utica, and Palco, Kansas. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place.

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our registration on Form 10 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1226
investor.relations@usaoilandgas.com